EXHIBIT 10.15

THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

STANDARD FORM OF DESIGN-BUILD
AGREEMENT AND GENERAL CONDITIONS
BETWEEN OWNER AND CONTRACTOR

TABLE OF ARTICLES

1.	AGREEMENT
2.	GENERAL PROVISIONS
3.	CONTRACTOR’S RESPONSIBILITIES
4.	OWNER’S RESPONSIBILITIES
5.	SUBCONTRACTS
6.	CONTRACT TIME
7.	CONTRACT PRICE
8.	CHANGES IN THE WORK
9.	PAYMENT
10.	INDEMNITY, LIMITATION OF LIABILITY, INSURANCE AND WAIVER OF SUBROGATION
11.	TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO PERFORM CONTRACTOR’S RESPONSIBILITIES
12.	DISPUTE RESOLUTION
13.	MISCELLANEOUS PROVISIONS
14.	EXISTING CONTRACT DOCUMENTS
15.	OTHER CONTINGENCIES

This Agreement has important legal and insurance consequences. Consultation with an attorney and insurance consultant is encouraged with respect to its completion or modification.

STANDARD FORM OF DESIGN-BUILD AGREEMENT AND
GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR

ARTICLE 1
AGREEMENT

This Agreement is made this                        day of May in the year 2008, by and between the

OWNER	Blackhawk Biofuels, LLC
(Name and Address)	22 South Chicago Street
Freeport, IL 61032

and the

CONTRACTOR	REG CONSTRUCTION &
TECHNOLOGY GROUP, LLC
(Name and Address)	416 S Bell Avenue, PO Box 888
Ames, IA 50010

for services in connection with the following (the “Project”):

PROJECT	Upgrades to existing 45 million gallon/year Biodiesel Plant located in Danville, Illinois.

Notice to the parties shall be given at the above addresses.

ARTICLE 2
GENERAL PROVISIONS

2.1          TEAM RELATIONSHIP. The Owner and the Contractor agree to proceed with the Project on the basis of trust, good faith and fair dealing. The Contractor agrees to procure the architectural and engineering services set forth below, and to furnish construction and administration of the Work.

2.2          ARCHITECT/ENGINEER. Architectural and engineering services shall be retained by the Contractor from independent design professionals licensed under the laws of the state where the Project is located. The person or entity providing architectural and engineering services shall be referred to as the “Architect/Engineer.”  The architectural and engineering services shall be procured and payments for such services shall be made pursuant to a separate agreement between the Contractor and the Architect/Engineer. The architectural and engineering services are independent of the work or services provided directly by the Contractor. The Architect/Engineer for the Project is Todd & Sargent, Inc.

2.3          EXTENT OF AGREEMENT. This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral except as otherwise specifically set forth herein.

2.4          DEFINITIONS. Capitalized terms used in this Agreement are defined as follows:

2.4.1       “Additional Services” shall be as defined in Section 3.7.

2.4.2       “Architect/Engineer” shall be as defined in Section 2.2.

2.4.3       “Application for Payment” shall mean the application prepared by Contractor and submitted to Owner for payment in accordance with Article 9.

2.4.4       “Change Order” shall be as defined in Section 8.1.

2.4.5       “Claims” shall be as defined in Section 10.1.5.

2.4.6       “Confidential Information” shall be as defined in Section 13.6.

2.4.7       “Contract Documents” means collectively:

2.4.7.1    Change Orders and written amendments to this Agreement signed by both the Owner and Contractor;

2.4.7.2    This Agreement, except for the existing Contract Documents set forth in Section 2.4.7.5 below;

2.4.7.3    The Drawings and Specifications;

2.4.7.4    The information provided by the Owner pursuant to Section 4.1.2.1;

2.4.7.5    The documents in existence at the time of this Agreement which are set forth in Article 14;

2.4.7.6    The Owner’s Program.

In the event of any inconsistency, conflict or ambiguity among the Contract Documents, the Contract Documents shall govern in the order in which they are listed above.

2.4.8       “Contract Price” shall be as defined in Article 7.

2.4.9       “Crown” shall mean Crown Ironworks Company, its affiliates and their respective contractors and suppliers.

2.4.10     “DeSmet” shall mean DeSmet Ballestra North America, Inc.

2.4.11     “Day” shall mean a calendar day.

2.4.12     “Disclosing Party” shall be as defined in Section 13.6.

2.4.13     “Drawings and Specifications” shall be as defined in Section 3.1.1.

2.4.14     “Estimated Contract Price” shall be as defined in Article 7 and the Scope of Work and Estimated Budget Letter.

2.4.15     “Guaranteed Maximum Price” shall be as defined in Article 7.

2.4.16     “Hazardous Material” shall be as defined in Section 3.3.1.

2.4.17     “License” shall be as defined in Section 3.1.2.

2.4.18     “Liquidated Damages” shall be as defined in Section 6.2.

2.4.19     “Notice to Proceed” shall be as defined in Section 6.1.

2.4.20     “Owner’s Program” shall mean an initial description of the Owner’s objectives, including budgetary and time criteria, space requirements and relationships, flexibility and expendability requirements, special equipment and systems, and site requirements.

2.4.21     “Process Guarantee Letter” shall be as defined in Section 3.6.6.

2.4.22     “Protected Party” shall be as defined in Section 13.6.

2.4.23     “Project” shall be as defined in Article 1.

2.4.24     “Provider” shall be as defined in Section 13.6.

2.4.25     “Recipient” shall be as defined in Section 13.6.

2.4.26     “Representatives” shall be as defined in Section 13.6.

2.4.27     “Schedule of Work” shall be as defined in Section 3.2.4.

2.4.28     “Schedule of Values” shall mean the schedule attached hereto as Exhibit A.

2.4.29     “Scope of Work” shall be defined as in Article 7.

2.4.30     “Scope of Work and Estimated Budget Letter” shall be defined as in Article 7.

2.4.31     “Separate Contractor” shall mean a separate contractor employed by the Owner who is not a Subcontractor, a Subsubcontractor or the Architect/Engineer.

2.4.32     “Subcontractor” shall mean a person or entity who has an agreement with the Contractor to perform any portion of the Work. The term Subcontractor does not include the Architect/Engineer or any Subsubcontractor or Separate Contractor.

2.4.33     “Substantial Completion” of the Work occurs on the date when construction is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Project for the use for which it is intended (Substantial Completion not being conditioned upon the ability to remove processed waste water from the Project). This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Contractor. The certificate shall state the respective responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work, and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction.

2.4.34     “Subsubcontractor” shall mean a person or entity who has an agreement with a Subcontractor to perform any portion of the Work.

2.4.35     “Technology” shall be as defined in Section 3.1.2.

2.4.36     “Work” shall mean completion of the Drawings and Specifications in accordance with Section 3.2, the Additional Services provided in accordance with Section 3.7, and all other services which are necessary to complete the Project in accordance with and as reasonably inferable from the Contract Documents.

ARTICLE 3
CONTRACTOR’S RESPONSIBILITIES

The Contractor shall be responsible for procuring the design and for the construction of the Work consistent with the Owner’s Program, as such Owner’s Program may be modified by the Owner during the course of the Work. The Contractor shall exercise reasonable skill and judgment in the performance of the Work.

3.1          DESIGN SERVICES.

3.1.1       DRAWINGS AND SPECIFICATIONS. The Contractor shall submit for the Owner’s written approval drawings and specifications for the Project based on the Contract Documents or any further development of Contract Documents that have been approved in writing by the Owner (“Drawings and Specifications”). The Drawings and Specifications shall set forth in detail the requirements for construction of the Work, and shall be based upon codes, laws or regulations enacted at the time of their preparation and updated for any changes in the same during construction (but any time or increase in cost associated with such change shall be to the account of Owner). Construction shall be in accordance with these approved Drawings and Specifications. One set of these documents shall be furnished to the Owner prior to commencement of construction. Contractor will provide “as-built” drawings to Owner upon Substantial Completion.

3.1.2       OWNERSHIP OF DOCUMENTS, TECHNOLOGY. For purposes of this Agreement “Technology” shall mean all expertise, knowledge, data, designs, know how,

Drawings and Specifications, blue prints, reports, processes, techniques, and other proprietary and/or intellectual property developed by or licensed to Contractor or any entity affiliated or related to Contractor, including any entity with which Contractor has a right to the above property through an intellectual property license, with respect to the design, construction, operation, maintenance or repair of biodiesel production facilities in general, and employed by Contractor in biodiesel plants it constructs as of the date of this Agreement. Effective upon Contractor’s receipt of final payment under Section 9.3.1, or the uncured default of Contractor under Section 11.2.2 and Owner performing Contractor’s obligations hereunder, Contractor shall grant to Owner a limited, non-exclusive, perpetual, royalty-free and irrevocable license including the right to sublicense (where the rights of the sublicense shall be limited to the same extent as the rights of the Owner hereunder) to use any and all of the Technology solely in connection with the design, construction, operation, maintenance and repair of the Project but not otherwise (the “License”). Notwithstanding the foregoing, if it is determined under Article 12 of this Agreement that Contractor was not in default at the time of conveyance of the License to the Owner, then the License shall be deemed revoked, subject to the Owner’s entitlement to have the License transferred to it in accordance with the provisions of this section upon Contractor’s receipt of final payment hereunder. The Owner’s rights to the Technology, under the License shall be limited to the Technology as of the date of this Agreement and shall not include any future licenses, developments, modifications, improvements, enhancements or derivations of the Technology that are made by or on behalf of Contractor or any entity affiliated or related to Contractor, unless offered by Contractor to and purchased by the Owner. Such License shall be assignable to any mortgage lender of the Project providing financing for its construction or operation and to any subsequent owners of the Project. Owner agrees that it shall not sell to third parties the Technology or License, except as part of the sale of the Project, shall not use the Technology or License to build other facilities, plants or structures, or distribute such Technology or License to third parties except for the purpose of constructing, operating, maintaining, repairing or replacing Owner’s property encompassing or relating to the Project, and then only subject to appropriate provisions of confidentiality limiting the use of such Technology or License for such purpose.

3.1.3       Contractor shall not be responsible for any loss, injury or damage or failure of process or equipment, to the extent they arise due to any modifications to the Technology, the process or the equipment used in the operation of the Project, that were made without Contractor’s prior approval or direction in writing or arise due to a failure to operate, use or maintain the Project in accordance with the operating manuals or the written directions of Contractor as provided to the Owner.

3.1.4       The designs, plans, specifications, process and other engineering or technical information or data provided directly or indirectly to Owner by Crown is proprietary to Crown and shall at all times remain its exclusive property. Owner’s rights with respect to such property of Crown shall be limited to such rights as are assigned to Owner, and consented to by Crown. Notwithstanding the foregoing, Contractor and Owner will work with Crown to seek Crown’s consent to allow any rights granted by Crown to be transferable to any mortgage lender on the Project and to any subsequent owner of the Project.

3.2          CONSTRUCTION SERVICES.

3.2.1       Construction will commence at the Project site in accordance with Section 6.1.

3.2.2       In order to complete the Work, the Contractor shall provide all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items.

3.2.3       The Contractor shall give all notices and comply with all laws and ordinances during the term of this Agreement and during construction of the Project. Where there is a change in the laws or ordinances after the effective date of this Agreement, the Contractor shall be responsible for ensuring compliance with such new law or ordinance, but any time or increase in cost associated with such change shall be to the account of the Owner. If the Contractor considers such change to be a change for purposes of Section 8.1, the Contractor may make a claim for a Change Order under Section 8.1.

3.2.4       The Contractor shall maintain the schedule of work which schedule shall indicate the dates for the start and completion of the various stages of the construction including the dates when information and approvals are required from the Owner (“Schedule of Work”). The Schedule of Work shall be revised as required by the conditions of the Work. Such schedule, or a separate schedule, shall set forth estimated construction completion dates.

3.2.5       The Owner shall assist the Contractor in securing the building permits necessary for performing the Work and for the construction and operation of the Project.

3.2.6       The Contractor shall take necessary precautions for the safety of Owner, Contractor, Subcontractors, Subsubcontractors and their respective employees and invitees, on the Project and shall comply with all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to persons on, about or adjacent to the Project site. The Contractor, directly or through its Subcontractors, shall erect and properly maintain at all times, as required by the conditions and progress of the Work, necessary safeguards for the protection of workers and the public. The Contractor, however, shall not be responsible for the elimination or abatement of safety hazards created or otherwise resulting from work at the Project site carried on by the Owner or its employees, agents, invitees, Separate Contractors or tenants. The Owner agrees to cause its employees, agents, invitees, Separate Contractors and tenants to abide by and fully adhere to all applicable provisions of federal, state and municipal safety laws and regulations. The above provision shall not relieve Contractor, Subcontractors or Subsubcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with all applicable provisions of relevant laws.

3.2.7       The Contractor shall keep full and accurate books and records as may be necessary for proper financial management of the Work under this Agreement. The Owner shall be afforded access to all the Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the Work. The Contractor shall preserve all such records for a period of three years after the final payment or longer where required by law.

3.2.8       The Contractor shall provide monthly written reports to the Owner on the progress of the Work including copies of minutes from any site meetings. Contractor shall provide other written and verbal reports to Owner from time to time as reasonably required.

At all times the Contractor shall maintain the site of the Work free from debris and waste materials resulting from the Work. At the completion of the Work, the Contractor shall remove from the Project site all construction equipment, tools, surplus materials, waste materials and debris.

3.3          HAZARDOUS MATERIAL.

3.3.1       A “Hazardous Material” is any substance or material and in such quantities, as identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal and/or clean-up. The Contractor shall not be obligated to commence or continue Work until any known or suspected Hazardous Material discovered at the Project site has been removed, remediated, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency.

3.3.2       If after the commencement of the Work, known or suspected Hazardous Material is discovered at the Project site, the Contractor shall be entitled to immediately stop Work in the affected area, and the Contractor shall report the condition to the Owner and, if required, the appropriate government agency.

3.3.3       The Contractor shall not be required to perform any Work relating to or in the area of known or suspected Hazardous Material without written mutual agreement.

3.3.4       The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effect upon the Work. The Contractor shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless.

3.3.5       If the Contractor incurs additional costs and/or is delayed due to the presence of known or suspected Hazardous Material which was not introduced to the Project site by Contractor, any Subcontractor or any Subsubcontractor, the Contractor shall be entitled to an equitable adjustment in the Contract Price and/or the date of Substantial Completion.

3.3.6       To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors and Subsubcontractors, and their invitees, agents, officers, directors and employees of each of them, from and against any and all claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses incurred in connection with litigation or arbitration, arising out of or relating to the performance of the Work in any area affected by Hazardous Material provided the Hazardous Material was not introduced to the Project site by Contractor, any Subcontractor or any Subsubcontractor.

3.3.7       Owner shall not be responsible for hazardous conditions and/or Hazardous Materials introduced to the Project site by Contractor, Architect/Engineer, Subcontractors or Subsubcontractors or their invitees, agents, officers, directors or employees. To the fullest extent permitted by law, Contractor shall indemnify and hold harmless Owner, the Separate Contractors and their invitees, agents, officers, directors and employees, from and against any and all claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses, arising out of or resulting from those hazardous conditions and/or Hazardous Materials introduced to the Project site by Contractor, Subcontractors or Subsubcontractors or from anyone whose acts they may be liable.

3.3.8       The terms of this Section 3.3 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.

3.4          ROYALTIES, PATENTS AND COPYRIGHTS. The Contractor shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Contractor and incorporated in the Work. The Contractor shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection or use by Owner. Contractor represents and warrants that it has all right and interest in and to the Technology (or has obtained all such rights and interests) related to the design, construction, operation, maintenance and repair of the Work/Project and has the power and authority to grant the License to Owner as contemplated by this Section. Owner shall pay no license fee or royalty to Contractor or to any other person for Owner’s use of the Technology. The consideration for the License is included in the amounts payable by Owner to Contractor for the construction of the Work under this Agreement.

Contractor, at Contractor’s expense and at the direction of Owner, shall defend any action or proceeding brought against Owner based on any claim that the Work or the Project, or any part thereof, or that the operation or use of the Work or the Project, or any part thereof, constitutes infringement upon any United States patent or copyright, now or hereafter issued, including any claim relating to the failure of Contractor to pay royalties or license fees. If Owner is enjoined from the operation or use of the Work or the Project, or any part thereof as a result of any patent or copyright suit, claim or proceeding, Contractor shall at its sole expense take reasonable steps to procure the right to operate or use the Work or the Project. If Contractor cannot so procure such right within a reasonable time, Contractor shall promptly, at Contractor’s expense, (i) modify the Work or the Project so as to avoid infringement of any such patent or copyright or (ii) replace such Work with Work that does not infringe or violate any such patent or copyright; provided, however, any modified or replacement Work shall continue to enable the Project to meet any and all performance guarantee criteria. Contractor shall indemnify, defend and hold harmless Owner from and against any and all claims, damages, losses, costs and expenses including attorney fees, costs and expenses, arising out of or resulting from any claim for infringement with respect to the use of the Technology related to and/or incorporated into the Work or the Project or for any breach of any provision of this Section.

All provisions of this Section shall survive and remain in full force and effect notwithstanding any termination or expiration of this Agreement or the License. The above indemnifications are given by Contractor to, and shall also apply for the benefit of any subsequent owners of the Project.

3.5          TAX EXEMPTION. If in accordance with the Owner’s direction an exemption is claimed for taxes, the Owner agrees to defend, indemnify and hold the Contractor harmless from any related liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Contractor as a result of or related to any action taken by the Contractor in accordance with the Owner’s direction.

3.6          WARRANTIES AND COMPLETION.

3.6.1       The Contractor warrants that all materials and equipment furnished under this Agreement will be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the date of Substantial Completion. The Contractor agrees to correct all construction performed under this Agreement which proves to be defective in workmanship and materials within such one year period or for such longer periods of time as may be set forth with respect to specific warranties for equipment, parts or other items required by the Contract Documents.

3.6.2       Those products, equipment, systems or materials incorporated in the Work at the direction of or upon the specific request of the Owner shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face thereof.

3.6.3       The Contractor shall secure required certificates of inspection, testing or approval and deliver them to the Owner.

3.6.4       The Contractor shall collect all written warranties and equipment manuals and deliver them to the Owner.

3.6.5       With the assistance of the Owner’s maintenance personnel, the Contractor shall direct the checkout of utilities and operations of systems and equipment for readiness, and assist in their initial start-up and testing.

3.6.6       Contractor guarantees and warrants that the Work/Project will achieve the performance requirements with respect to the operation of the Work/Project as set forth in that certain Process Guarantee Letter dated April 7, 2008, by and between the Contractor and the Owner, which Process Guarantee Letter is incorporated into this Agreement (“Process Guarantee Letter”). In the event of non compliance with the performance requirements set forth in the Process Guarantee Letter, Contractor shall take all action as necessary to remedy the deficiencies that prevented the successful achievement of the performance requirements at Contractor’s sole cost and expense.

Performance tests will be conducted jointly by Contractor and Owner to verify achievement of the performance requirements. If the performance tests fail to achieve the performance requirements, Contractor shall promptly take such action as may be necessary to remedy, at its expense, all deficiencies which prevented the successful completion of the performance test. Contractor shall be required at its sole cost and expense, to conduct one or more additional performance tests, until such time that the performance tests confirm that the corrective measures have corrected the deficiencies and the Work/Project meets the performance requirements.

Compliance with the performance requirements of the Process Guarantee Letter shall be deemed to have been met when the cold filtration process accumulates three 24-hour periods of operation producing soy biodiesel that passes the “ASTM D6217-98(2003)e1 Modified” test at a rate equal to or greater than 41,287 lbs per hour and when the FFA process accumulates one 24-hour period of operation producing biodiesel feedstock with an equal to or less than 0.05% FFA at a rate equal to 42,187 lbs per hour, all in accordance with the performance requirements set forth in the Process Guarantee Letter.

3.6.7       Contractor further warrants that the Work/Project shall demonstrate that it does not exceed those air emission levels cumulatively allocable to the Project contained in, and does not violate the terms and conditions of the air permits issued to the Owner for the Project. If the Project fails to meet such air emission levels, the Contractor, at Contractor’s sole cost and expense, shall correct any defects or deficiencies in the Work/Project as necessary so that the Project does not violate or exceed such air emission levels set forth in the air permits. Contractor shall continue to take corrective measures until subsequent performance tests demonstrate that the Project does not exceed the air emission levels and otherwise complies with the performance requirements.

3.6.8       The standard of care for all design and construction services performed by Contractor shall be the care and skill ordinarily used by members of the design and construction profession practicing under similar conditions at the same time and locality of the Project with experience in designing and building biodiesel production facilities. Notwithstanding this standard of care, the parties have agreed upon specific performance standards for certain aspects of the Work, which standards have been or will be set forth in any performance guarantee criteria. The design and construction professional services shall be performed to achieve such standards.

3.6.9       The warranty provided by the Contractor in this Agreement shall be void and the Contractor shall not be responsible for any loss, injury or damage or failure of process or equipment, if any modifications are made by the Owner to the Work/Project, or any material modifications to the process, or the equipment, used in the operation of the Project, without the Contractor’s prior written approval or direction in writing, or arise due to a failure to operate, use or maintain the Project in accordance with the operating manuals or the written directions of the Contractor as provided to the Owner.

3.6.10     Notwithstanding anything in this Agreement, the Contractor’s liability with respect to all equipment and services manufactured or supplied by Crown shall be limited to procuring warranties and guarantees provided by such entities and the rendering of all reasonable assistance to the Owner for the purpose of enforcing the same, provided that nothing in this section shall derogate Contractor’s obligations pursuant to this Agreement to properly perform the Work and achieve Substantial Completion.

3.7          ADDITIONAL SERVICES. Contractor shall provide or procure the following additional services (the “Additional Services”) upon the request of the Owner. A written agreement between the Owner and Contractor shall define the extent of such Additional Services, such Additional Services shall be considered a Change in the Work, unless they are specifically included in Article 14.

3.7.1       Documentation of the Owner’s Program, or establishing the Project budget.

3.7.2       Appraisals of existing equipment, existing properties, and new equipment.

3.7.3       Consultations and representations other than normal assistance in securing building permits, before governmental authorities or others having jurisdiction over the Project.

3.7.4       Artistic renderings, models and mockups of the Project or any part of the Project or the Work.

3.7.5       Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.

3.7.6       Making revisions to design documents after they have been approved by the Owner when revisions are due to causes beyond the control of the Contractor.

3.7.7       Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms, security systems and other specialty systems which are not a part of this Agreement

3.7.8       Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss.

3.7.9       The premium portion of overtime work ordered by the Owner including productivity impact costs.

3.7.10     Document reproduction exceeding the limits provided for in this Agreement.

3.7.11     Out-of-town travel by the Architect/Engineer in connection with the Work, except between the Architect/Engineer’s office, Contractor’s office, Owner’s office and the Project site.

3.7.12     Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project where the Contractor and the Owner are not adverse parties.

3.7.13     Preparing reproducible record drawings from marked-up prints, drawings or other documents that incorporate significant changes in the Work made during the construction.

3.7.14     Operator training requested by Owner that extends past Contractors’ standard turn-key services. Standard services include two weeks of pre-startup off-site training along with one week on-site training. This is followed by two weeks of start-up support and off-site support as needed for a period of one month.

ARTICLE 4
OWNER’S RESPONSIBILITIES

4.1          INFORMATION AND SERVICES PROVIDED BY OWNER.

4.1.1       The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner’s Program and other relevant information.

4.1.2       The Owner shall provide:

4.1.2.1    All necessary information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations;

4.1.2.2    Inspection and testing services during construction as required by law or as mutually agreed; and

4.1.2.3    Unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, necessary permits, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3       The Owner shall provide reasonable evidence satisfactory to the Contractor, prior to commencing the Work and on the first of each month during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project, including an allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Contractor shall not be required to commence or continue the Work. The Contractor may stop Work after seven (7) days’ written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Contractor to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner’s obligation to make payments pursuant to this Agreement, nor shall it be a waiver of the Contractor’s right to request or insist that such evidence be provided at a later date.

4.1.4       The Contractor shall be entitled to rely on the completeness and accuracy of the information and services required by this Section 4.1.

4.2          RESPONSIBILITIES DURING DESIGN.

4.2.1       The Owner shall review and approve further development of the Drawings and Specifications.

4.3          RESPONSIBILITIES DURING CONSTRUCTION.

4.3.1       The Owner shall review the Schedule of Work and timely respond to its obligations.

4.3.2       If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Contractor of same.

4.3.3       The Owner shall communicate with the Subcontractors, Subsubcontractors, suppliers and Architect/Engineer only through the Contractor. The Owner shall have no contractual obligations to Subcontractors, Subsubcontractors, suppliers, or the Architect/Engineer.

4.3.4       The Owner shall provide insurance for the Project as provided in Article 10.

4.4          OWNER’S REPRESENTATIVE. The Owner’s representative shall be selected by Owner and Owner shall notify Contractor accordingly. The representative:

4.4.1       Shall be fully acquainted with the Project;

4.4.2       Agrees to furnish the information and services required of the Owner pursuant to Section 4.1 so as not to delay the Work; and

4.4.3       Shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice. If the Owner changes its representative or the representative’s authority as listed above, the Owner shall notify the Contractor in advance in writing.

4.4.4       The Owner’s Representative is Brad Oeltjenbruns.

ARTICLE 5
SUBCONTRACTS

Work not performed by the Contractor with its own forces shall be performed by Subcontractors or Subsubcontractor.

5.1          RETAINING SUBCONTRACTORS. The Contractor shall not retain any Subcontractor (nor shall any Subcontractor retain any Subsubcontractor) to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to increase the Contract Price for any additional costs incurred by the Contractor as a result of such objection. Owner acknowledges the intention of Contractor to subcontract all or a portion of the Work to TSW, LLC, and Owner agrees to same for all purposes under this Agreement. The Contractor shall not be required to retain any Subcontractor to whom the Contractor has a reasonable objection.

5.2          MANAGEMENT OF SUBCONTRACTORS. The Contractor shall be responsible for the management of the Subcontractors and the Subsubcontractors in the performance of their work.

5.3          ASSIGNMENT OF SUBCONTRACT AGREEMENTS. The Contractor shall provide for assignment of Subcontractor and Subsubcontractor agreements in the event the Owner terminates this Agreement for cause as provided in Section 11.2. Following such termination, the Owner shall notify in writing those Subcontractors and Subsubcontractors whose assignments will be accepted, subject to the rights of sureties, if any.

ARTICLE 6
CONTRACT TIME

6.1          COMMENCEMENT OF THE WORK. Contractor shall be authorized to commence the Work after Contractor gives Owner written notice to proceed (“Notice to Proceed”), which Notice to Proceed shall be given by Owner within two Days of Owner closing on the purchase of the assets of Biofuels Company of America, LLC located in Danville, Illinois.. Actual construction at the Project site shall commence after May 12, 2008, and shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to the provisions of Sections 3.3, 4.1.3 and 6.3.

6.2          SUBSTANTIAL COMPLETION. The date of Substantial Completion of the Work shall be no later than 10 months after actual commencement of construction at the Project site under the provisions of the foregoing paragraph, so long as the Notice to Proceed is given by Owner to Contractor no later than May 12, 2008 to allow the foregoing schedule to be met, and subject to adjustment in accordance with the provisions of Section 6.3 and Article 8. Owner and Contractor agree that as liquidated damages for delay, Contractor shall pay Owner $6,000 for each day that expires after the date determined under this Section as the date of Substantial Completion until such time as Substantial Completion is actually attained.

6.3          DELAYS IN TIME WORK.

6.3.1       If causes beyond the Contractor’s control delay the progress of the Work, then the Contract Price and/or the date of Substantial Completion shall be modified by Change Order as appropriate. Such causes shall include but not be limited to: changes ordered in the Work, acts or omissions of the Owner (including but not limited to delay in issuing the Notice to Proceed) or Separate Contractors, the Owner preventing the Contractor from performing the Work pending dispute resolution, Hazardous Materials except those Hazardous Materials arising under Section 3.3.7, materially differing site conditions, more than six inches of frost in the ground at Project site on or after April 1, 2008, adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, labor disputes, or unavoidable accidents or circumstances not the result of Contractor’s, Subcontractor’s or Subsubcontractor’s negligence or willful misconduct.

6.3.2       In the event delays to the Project are encountered for any reason, the parties agree to undertake reasonable steps to mitigate the effect of such delays.

ARTICLE 7
CONTRACT PRICE

The Estimated Contract Price is $10,844,327 subject to adjustment in accordance with the provisions of Section 6.3 and Article 8, the Contract Price being Cost of the Work plus a 10% Contractor’s fee, all as set forth in the Scope of Work and Estimated Budget Letter dated April 25, 2008, by and between the Contractor and the Owner, which Scope of Work and Estimated Budget Letter is incorporated into this Agreement (“Scope of Work and Estimated Budget Letter”), and provided that the Contract Price shall not in any event exceed $11,747,633 (“Guaranteed Maximum Price”). Owner acknowledges the Contract Price does not include a contingency amount of $903,306 or any amounts for builders risk insurance. “Cost” shall be as defined on Addendum A attached hereto. In the event a contingency remains upon completion of the Work, the Owner and Contractor shall mutually agree to specific additions to the Work, which keep the total Project under the Guaranteed Maximum Price. In the event Contractor has reasonable evidence (estimated to be 90 days after formal notice to proceed and downpayment) that the Cost of the Work will exceed the estimated Cost of the Work, the Owner and Contractor shall either agree to a Change Order in accordance with the provisions of Article 8, or the Owner will approve specific reductions to the scope of Work as set forth in the Scope of Work and Estimated Budget Letter (the “Scope of Work”) necessary to reduce the Cost of the Work where the resulting final price shall be less than or equal to the Guaranteed Maximum Price. The Owner agrees not to make any changes to the Scope of Work that negatively affect the Performance Guarantees in the Process Guarantee Letter dated April 7, 2008.

ARTICLE 8
CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished by Change Order without invalidating this Agreement.

8.1          CHANGE ORDERS. A “Change Order” is a written instrument, issued after execution of this Agreement, signed by the Owner and Contractor stating their agreement upon a change and any adjustment in the Contract Price and/or the date of Substantial Completion.

8.2          DETERMINATION OF COST. An increase or decrease in the Contract Price resulting from a change in the Work shall be determined by mutual agreement of the parties. If an increase or decrease cannot be agreed to, and the Owner issues a written order for the Contractor to proceed with the change, the adjustment in the Contract Price shall be determined by the reasonable expense and savings of the performance of the Work resulting from the change. If there is a net increase in the Contract Price, a reasonable adjustment shall be made first to the contingency amount, then to the Scope of Work all in accordance with Article 7. In the case of a net decrease in cost, the amount of decrease in the Contract Price will not include a reduction in overhead and profit. The Contractor shall maintain a documented, itemized accounting which evidences the expenses and savings. The Contractor’s overhead and profit for changes resulting in an increase in the Contract Price shall be 10%.

8.3          NO OBLIGATION TO PERFORM. The Contractor shall not be obligated to perform changed Work until a Change Order has been executed by the Owner and Contractor, except as provided in Section 8.2

8.4          ADJUSTMENT OF UNIT PRICES. If a proposed Change Order alters original quantities to a degree that application of previously agreed to unit prices would be inequitable to either the Owner or the Contractor, the unit prices and the Contract Price shall be equitably adjusted.

8.5          UNKNOWN CONDITIONS. If in the performance of the Work the Contractor finds latent, concealed or subsurface physical conditions which materially differ from the conditions the Contractor reasonably anticipated, or if physical conditions are materially different from those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the Contract Price and/or the date of Substantial Completion shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed.

8.6          CLAIMS FOR ADDITIONAL COST OR TIME. For any claim for an increase in the Contract Price and/or an extension in the date of Substantial Completion, the Contractor shall give the Owner written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after the Contractor first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding to perform the change in the Work giving rise to the claim for increase in the Contract Price or extension of the date of Substantial Completion. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) days after the decision is made not to proceed. Any change in Contract Price and/or date of Substantial Completion resulting from such claim shall be authorized by Change Order.

8.7          EMERGENCIES. If any emergency occurs affecting the safety of persons and/or property, the Contractor shall reasonably act to prevent threatened damage, injury or loss. Any change in the Contract Price and/or extension of the date of Substantial Completion on account of emergency work shall be determined as provided in this Article.

ARTICLE 9
PAYMENT

9.1          INITIAL PAYMENT. Within two business days of Owner closing upon its debt financing with its senior secured lender, and in accordance with any of such lender’s commercially reasonable payment requirements, Owner shall pay Contractor 10% of the Contract Price, or $1,084,432 , towards the Contract Price. Retainage on this Project shall be in the amount of 5% of each invoice provided by Contractor and such retainage shall become due in accordance with Section 9.2.7 (Owner agreeing that there shall be no retainage from the payment referenced in this Section).

9.2          PROGRESS PAYMENTS. Prior to submitting the first Application for Payment, the Contractor shall provide a Schedule of Values satisfactory to the Owner, consisting of a breakdown of the Contract Price.

9.2.1       On or before the 30th day of each month after the Work has commenced, the Contractor shall submit to the Owner an Application for Payment in accordance with the Schedule of Values based upon the Work completed and materials stored on the Project site or at other locations approved by the Owner.

9.2.2       Within fifteen (15) business days after receipt of each monthly Application for Payment and upon Contractor’s complying with all Owner’s senior secured lender’s commercially reasonable payment requirements, including delivery of signed lien waivers, the Owner (or as otherwise required by Owner’s senior secured lender) shall pay directly to the Contractor the appropriate amount for which Application for Payment is made, less amounts previously paid by the Owner less any retainage.

9.2.3       If the Owner fails to pay the Contractor at the time payment of any amount becomes due, then the Contractor may, at any time thereafter, upon serving written notice that the Work will be stopped within five (5) days after receipt of the notice by the Owner, and after such five (5) day period, stop the Work until payment of the amount owing has been received.

9.2.4       Payments due but unpaid shall bear interest at the same interest rate the Owner is paying on its construction loan or at the current “prime rate” as announced in the Wall Street Journal, whichever is higher, plus two points.

9.2.5       The Contractor warrants and guarantees that title to all Work, materials and equipment covered by an Application for Payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the Contractor free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as “liens.”

9.2.6       The Owner’s progress payment, occupancy or use of the Project, whether in whole or in part, shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.

9.2.7       Upon Substantial Completion, Owner shall pay the Contractor the unpaid balance of the Contract Price, less a sum equal to the Contractor’s and Owners mutually agreed upon estimated cost of completing any unfinished items. The Owner thereafter shall pay the Contractor monthly the amount retained for unfinished items as each item is completed. Contractor shall notify Owner when it believes the Work is substantially complete. Within five (5) days of Owner’s receipt of Contractor’s notice, Owner and Contractor will jointly inspect such Work to verify that it is substantially complete in accordance with the Contract Documents. If such Work is substantially complete, Contractor and Owner shall jointly prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work, (ii) the remaining items of Work that have to be completed before final payment, (iii) provisions establishing Owner’s and Contractor’s responsibility for the Project’s security, maintenance, utilities and insurance pending final payment, and (iv) an acknowledgement that warranties commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion.

9.3                               FINAL PAYMENT.

9.3.1       Final payment, consisting of the unpaid balance of the Contract Price, shall be due and payable when the Work is fully completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Work have been paid or otherwise satisfied and may require delivery of any and all lien waivers not previously delivered along with indemnifications of liens by Contractor for the benefit of the Owner and the mortgage lender to the Project.

9.3.2       In making final payment the Owner waives all claims except for:

9.3.2.1    Outstanding liens;

9.3.2.2    Improper workmanship or defective materials appearing within one year after the date of Substantial Completion;

9.3.2.3    Work not in conformance with the Contract Documents; and

9.3.2.4    Terms of any special warranties required by the Contract Documents or as otherwise provided.

9.3.3       In accepting final payment, the Contractor waives all claims except those previously made in writing and which remain unsettled.

9.3.4       At the time of submission of its final Application for Payment, Contractor shall provide or deliver the following: (1) An affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, materials, etc., (2) A general release executed by Contractor waiving all claims except those claims previously made in writing to Owner, (3) The operating manuals, warranties and other deliverables required by the Contract Documents, (4) Certificates of Insurance to confirm that required coverages will remain in effect consistent with the requirements of the Contract Documents, and (5) Such other reasonable customary documents as are necessary for Owner and its lender to obtain the required clean title to the Project which shall include all final lien waivers from the Contractor, the Subcontractors and the Subsubcontractors.

9.3.5       Contractor shall indemnify, defend and hold harmless Owner from and against any claims or mechanics liens brought against Owner or against the Project as a result of the failure of Contractor, Subcontractors or Subsubcontractors or those for whose acts they are responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within fifteen (15) days of receiving notice from Owner that such a claim or mechanics lien has been filed, Contractor shall commence to take the steps necessary to discharge said claim or lien, including, if necessary, the furnishing of a mechanics lien bond if effective in Illinois, or other security acceptable to Owner to insure over such liens. If Contractor fails to do so, Owner will have the right to discharge the claim or lien and hold Contractor liable for costs and expenses incurred including attorney’s fees and costs. The foregoing obligation of Contractor shall be subject to reasonable disputes that Contractor may have with respect to any claim or mechanics lien provided Contractor provides written notice of such dispute to Owner, Contractor bonds over such item, and Owner agrees to delay the enforcement of its rights under this Section.

ARTICLE 10
INDEMNITY, LIMITATION OF LIABILITY, INSURANCE AND WAIVER OF SUBROGATION

10.1        INDEMNITY. Contractor and Owner shall have the following indemnifications, limitations of liability, and obligations hereunder:

10.1.1     Contractor shall indemnify, defend and hold Owner, and its directors, managers, officers, employees, and invitees harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses (to the extent not covered by insurance policy or policies required to be placed pursuant to this Agreement), including, without limitation, reasonable attorney fees and court costs, of any kind or character arising out of or in any manner relating or attributed to: (i) any inaccuracy in any representation or warranty of Contractor contained in this Agreement, or (ii) any failure by Contractor to perform or observe in full any covenant, agreement or condition to be performed or observed by it under this Agreement which has not been remedied following notice and the expiration of the applicable remedial periods, or (iii) any negligent act or willful misconduct by Contractor or by anyone for whom it is responsible in law including the Subcontractors and the Subsubcontractors. Any and all claims for indemnification made under this Section must be made in writing within the period provided by the applicable statute of limitations or such claims shall be void.

10.1.2     Owner shall indemnify, defend, and hold Contractor, and its directors, managers, officers, employees and invitees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses (to the extent not covered by insurance policy or policies required to be placed pursuant to this Agreement), including, without limitation, reasonable attorney fees and court costs, of any kind or character arising out of or in any manner relating or attributed to:  (i) any inaccuracy in any representation or warranty of Owner contained in this Agreement, or (ii) any failure by Owner to perform or observe in full any covenant, agreement or condition to be performed or observed by it under this Agreement which has not been remedied following notice and the expiration of the applicable remedial periods, or (iii) any negligent act or willful misconduct by the Owner or by anyone for whom it is responsible in law including the Separate Contractors. Any and all claims for indemnification made under this Section must be made in writing within the period provided by the applicable statute of limitations or such claims shall be void.

10.1.3     Neither the Owner nor Contractor shall have recourse, and shall not bring any claim, against any members, shareholders, directors, officers, managers, partners, representatives or employees of Contractor or the Owner (or any of the respective successors or assigns of such members, shareholders, directors, officers, managers, partners, representatives or employees), with respect to the obligations to be performed by Contractor or the Owner under this Agreement.

10.1.4     Other than the Liquidated Damages provided for under Section 6.2.2, in no event shall either party be liable to the other party for indirect, incidental, consequential, economic loss, punitive, special or exemplary damages, lost production, loss of use, loss of profit or revenue, loss of goodwill or for the loss of any fees or bonuses which have not been earned in accordance with the terms of this Agreement, and each party releases the other party from the same; provided, however, that notwithstanding the foregoing, obligations for indemnification arising under Sections 3.3.6, 3.3.7, 3.4, 3.6.6 and 3.6.7 shall not be limited by the foregoing provisions of this Section 10.1.4 in respect of claims by third parties.

10.1.5     After application of insurance proceeds as provided by a policy or policies of insurance as required to be placed pursuant to this Agreement, the liability of Contractor with respect to any and all claims, costs, losses or damages arising out of or incurred by the Contractor under any of the provisions of or arising out of the performance or non-performance of this Agreement, whether based on strict liability, product liability, breach of contract, breach of statutory duty, tort, negligence or any other legal or equitable basis or otherwise (“Claims”), shall not exceed in the cumulative aggregate $250,000, inclusive of any Liquidated Damages paid or incurred by Contractor, but not to include any of Contractor’s costs to complete any warranty service or repairs to the Work/Project.

10.1.6     In the event of a sale by the Owner of the Project, the Owner agrees to cause the purchaser to enter into an agreement whereby the purchaser consents to be bound by and to be afforded the benefit of this Section 10.1.

10.1.7     Notwithstanding the terms of this Section 10.1, the Owner agrees that its recourse against Crown and its employees shall be as set out in and limited by the warranties and guarantees provided by Crown, copies of which have been provided to the Owner for its review and acceptance.

10.2                        CONTRACTOR’S LIABILITY INSURANCE.

10.2.1     The Contractor shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Contractor’s operations or by the operations of any Subcontractor or Subsubcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable:

10.2.1.1      Workers’ compensation, disability benefit and other employee benefit claims under acts applicable to the Work;

10.2.1.2      Under applicable employers liability law, bodily injury, occupational sickness, disease or death claims of the Contractor’s, Subcontractor’s or Subsubcontractor’s employees;

10.2.1.3      Bodily injury, sickness, disease or death claims for damages to persons not employed by the Contractor, Subcontractors or Subsubcontractors;

10.2.1.4      Usual personal injury liability claims for damages directly or indirectly related to the person’s employment by the Contractor, Subcontractors or Subsubcontractors or for damages to any other person;

10.2.1.5      Damage to or destruction of tangible property, including the resulting loss of use, claims for property other than the Work itself and other property insured under Section 10.5;

10.2.1.6      Bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and

10.2.1.7      Contractual liability claims involving the Contractor’s obligations under Section 11.1.1.

10.2.2     The Contractor shall also obtain and maintain Commercial General Liability, Automobile Liability and Umbrella Liability Insurance which shall list Owner as an “Additional Insured” on a primary and non-contributory basis and shall be written for not less than the following limits of liability:

10.2.2.1	Commercial General Liability Insurance

(a)	Each Occurrence Limit	$1,000,000

(b)	General Aggregate	$2,000,000

(c)	Products/Completed Operations Aggregate	$2,000,000

(d)	Personal and Advertising Injury Limit	$1,000,000

10.2.2.2	Comprehensive Automobile Liability Insurance

(a)	Combined Single Limit Bodily Injury	$1,000,000
	and Property Damage	Each Occurrence

10.2.2.3	Umbrella Liability	$10,000,000

10.2.2.4	Employer’s Liability

(a)	Bodily Injury by Accident	$500,000

(b)	Bodily Injury by Disease (Each Employee)	$500,000

(c)	Bodily by Disease (Policy Limit)	$500,000

10.2.3     Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies and an Excess or Umbrella Liability policy.

10.2.4     The policies shall contain a provision that coverage will not be cancelled or not renewed until at least thirty (30) days prior written notice has been given to the Owner, and that certificates of insurance showing required coverage to be in force shall be delivered to the Owner prior to commencement of the Work and upon reasonable request by the Owner thereafter.

10.2.5     Products and Completed Operations insurance shall be maintained for a minimum period of at least two (2) years after either ninety (90) days following the date of Substantial Completion or final payment, whichever is earlier.

10.3                        PROFESSIONAL LIABILITY INSURANCE. The Architect/Engineer’s professional liability insurance for claims arising from the negligent performance of professional services under this Agreement shall be written for not less than $3,000,000 per claim and in the aggregate with a deductible not to exceed $150,000. These requirements shall be continued in effect for three (3) years after the date of Substantial Completion.

10.4                        OWNER’S LIABILITY INSURANCE. The Owner shall be responsible for obtaining and maintaining its own liability insurance.

10.5                        INSURANCE TO PROTECT PROJECT.

10.5.1     The Owner shall obtain and maintain property insurance in a form acceptable to the Contractor upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include as named insureds the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors. This insurance shall insure against loss from the perils of fire and extended coverage, and shall include “all risk” insurance for physical loss or damage including without duplication of coverage, at least theft, vandalism, malicious mischief, transit, collapse, falsework, temporary buildings, debris removal, flood, earthquake, testing and resultant damage caused by design, workmanship or materials. The Owner shall increase limits of coverage, if necessary, to reflect estimated replacement cost. The Owner shall be responsible for any co-insurance penalties or deductibles. This insurance shall include coverage for testing and start up.

10.5.2     If the Owner occupies or uses a portion of the Project prior to its Substantial Completion, such occupancy or use shall not commence prior to a time mutually agreed to by the Owner and the Contractor and to which the insurance company or companies providing the property insurance have consented by endorsing the policy or policies. Such insurance shall not be cancelled or lapsed on account of partial occupancy. Consent of the Contractor to such early occupancy or use shall not be unreasonably withheld.

10.5.3     The Owner shall obtain and maintain boiler and machinery insurance as necessary. The interests of the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors shall be protected under this coverage.

10.5.4     The Owner shall purchase and maintain insurance to protect the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors against loss of use of Owner’s property due to those perils insured against pursuant to Section 10.5.1. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Contractor, Architect/Engineer, Subcontractors and Subsubcontractors, necessary labor expense including overtime, loss of income by the Owner and other determined exposures.

10.5.5     Upon the Contractor’s request, the Owner shall provide the Contractor with a copy of all insurance policies in which Contractor has an interest pursuant to the terms of this Agreement. Copies of any subsequent endorsements shall be furnished to the Contractor. Certificates of insurance showing coverage required to be carried by Owner to be in force shall be delivered to the Contractor prior to commencement of the Work, and upon reasonable requests by the Contractor thereafter. The Contractor shall be given thirty (30) days’ notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage. The Owner shall give written notice to the Contractor before commencement of the Work if the Owner will not be obtaining property insurance. In that case, the Contractor may obtain insurance in order to protect its interest in the Work as well as the interest of the Architect/Engineer, Subcontractors and Subsubcontractors in the Work. The Contract Price shall be increased by the cost of this insurance through Change Order. If the Contractor is damaged by failure of the Owner to purchase or maintain property insurance or to so notify the Contractor, the Owner shall bear all reasonable costs incurred by the Contractor arising from the damage.

10.6                        PROPERTY INSURANCE LOSS ADJUSTMENT.

10.6.1     Any insured loss shall be adjusted with the Owner and the Contractor and made payable to the Owner as trustee for the insureds, as their interests may appear, subject to any applicable mortgagee requirements.

10.6.2     Upon the occurrence of an insured loss, monies received will be handled in accordance with any mortgagee’s lending documents or otherwise will be deposited in a separate account and the trustee of such account shall make distributions in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with an arbitration award pursuant to Article 12.

10.7        WAIVER OF SUBROGATION.

10.7.1     The Owner and Contractor waive all rights against each other, the Architect/Engineer, and any of their respective employees, agents, consultants, Subcontractors, Subsubcontractors, and Separate Contractors for damages caused by risks covered by insurance provided in Section 10.5 and for workers compensation claims (if such waiver is allowable under the laws of the applicable jurisdiction) to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner and Contractor as trustees. The Contractor shall require similar waivers from the Architect/Engineer and all Subcontractors and Subsubcontractors, and shall require each of them to include similar waivers in their subcontracts and consulting agreements.

10.7.2   If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Section 10.7.1 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement.

10.7.3   If the policies of insurance referred to in this Section require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.

ARTICLE 11
TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO
PERFORM CONTRACTOR’S RESPONSIBILITIES

11.1        TERMINATION BY THE CONTRACTOR.

11.1.1     Upon seven (7) days’ written notice to the Owner, the Contractor may terminate this Agreement for any of the following reasons:

11.1.1.1         If the Work has been stopped by the Owner for a thirty (30) day period;

11.1.1.2         Under court order or order of other governmental authorities having jurisdiction;

11.1.1.3         As a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Contractor, materials are not available; or

11.1.1.4         Because of the Owner’s failure to pay the Contractor in accordance with this Agreement;

11.1.1.5         If the Work is suspended by the Owner for sixty (60) days;

11.1.1.6         If the Owner materially delays the Contractor in the performance of the Work;

11.1.1.7         If the Owner otherwise materially breaches this Agreement, and such material breach has not been cured by Owner within ten (10) days of written notice from Contractor of such material breach; or

11.1.1.8         If the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Section 4.1.3 of this Agreement.

11.1.2     Upon termination by the Contractor in accordance with Section 11.1.1, the Contractor shall be entitled to recover from the Owner payment for all Work executed and for any proven loss, cost or expense, excluding lost profits (other than as expressly set forth in this Section 11.1.2), in connection with the Work, plus all demobilization costs. In addition, the Contractor shall be paid an amount calculated as set forth below:

11.1.2.1      If the Contractor terminates this Agreement prior to commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 5% of the remaining balance of the Contract Price.

11.1.2.2      If the Contractor terminates this Agreement after commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 10% of the remaining balance of the Contract Price.

11.1.2.3      In either event set forth in Section 11.1.2.1 or 11.1.2.2, the payments as provided in Section 9.1 shall be credited to the Owner’s account at the time of termination.

11.1.2.4      The Owner shall also pay to the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided hereunder, the Contractor shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Contractor’s rights and benefits to the Owner, including the execution and delivery of required papers.

11.2        OWNER’S RIGHT TO PERFORM CONTRACTOR’S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE.

11.2.1     If the Contractor persistently fails to perform any of its obligations under this Agreement, the Owner may, after seven (7) days’ written notice, during which period the Contractor fails to perform such obligation, undertake to perform such obligations. The Contract Price shall be reduced by the cost to the Owner of performing such obligations.

11.2.2     Upon seven (7) days’ written notice to the Contractor and the Contractor’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:

11.2.2.1      The Contractor persistently utilizes improper materials and/or inadequately skilled workers;

11.2.2.2      The Contractor does not make proper payment to laborers, material suppliers or Subcontractors;

11.2.2.3      The Contractor does not timely prepare and deliver to Owner’s lender any documentation reasonably required by such lender including, but not limited to lien waivers;

11.2.2.4      The Contractor persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or

11.2.2.5      The Contractor otherwise materially breaches this Agreement.

If the Contractor fails to cure within the seven (7) days, the Owner, without prejudice to any other right or remedy, may take possession of the site and complete the Work utilizing any reasonable means. In this event, the Contractor shall not have a right to further payment until the Work is completed, with any further payments reduced by Owner’s reasonable costs of completion of the Work and damages suffered by Owner as a result of Contractor’s actions. The Agreement may be immediately terminated by Owner in the event Contractor becomes financial insolvent as reasonably determined by Owner.

11.2.3     The Agreement may be immediately terminated by Owner in the event Contractor becomes insolvent or becomes the subject of any bankruptcy proceeding or has a receiver or trustee appointed over any of its assets or its business.

11.2.4     In the event the Owner exercises its rights under this Section, upon the request of the Contractor the Owner shall provide a detailed accounting of the cost incurred by the Owner.

11.3                        TERMINATION BY OWNER WITHOUT CAUSE. If the Owner terminates this Agreement other than as set forth in Section 11.2, the Owner shall pay the Contractor for all Work executed and for any proven loss, cost or expense, excluding lost profits (other than as expressly set forth in this Section 11.3), in connection with the Work, plus all demobilization costs. In addition, the Contractor shall be paid an amount calculated as set forth below:

11.3.1     If the Owner terminates this Agreement prior to commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 5% of the remaining balance of the Contract Price.

11.3.2     If the Owner terminates this Agreement after commencement of the construction, the Contractor shall be paid the unpaid balance of the Contractor’s design costs as set forth in the Schedule of Values plus 10% of the remaining balance of the Contract Price.

11.3.3     In either event set forth in Section 11.3.1 or 11.3.2, the initial payment as provided in Section 9.1 shall be credited to the Owner’s account at the time of termination.

11.3.4     The Owner shall also pay to the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided hereunder, the Contractor shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Contractor’s rights and benefits to the Owner, including the execution and delivery of required papers.

11.4        SUSPENSION BY THE OWNER FOR CONVENIENCE.

11.4.1     The Owner may order the Contractor in writing to suspend, delay or interrupt all or any part of the Work without cause for such period of time as the Owner may determine to be appropriate for its convenience.

11.4.2  Adjustments caused by suspension, delay or interruption shall be made for increases in the Contract Price and/or the date of Substantial Completion. No adjustment shall be made if the Contractor is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

ARTICLE 12
DISPUTE RESOLUTION

12.1        INITIAL DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Construction Industry Mediation Rules of the American Arbitration Association before recourse to arbitration. Issues to be mediated are subject to the exceptions in Section 12.2 for arbitration. The location of the mediation shall be the location of the Project. Once one party files a request for mediation with the other party and with the American Arbitration Association, the parties agree to conclude such mediation within sixty (60) days of filing of the request.

12.2        AGREEMENT TO ARBITRATE. Any controversy or claim arising out of or relating to this Agreement or its breach not resolved by mediation, except for claims which have been waived by the making or acceptance of final payment, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. Notwithstanding Section 13.2, this agreement to arbitrate shall be governed by the Federal Arbitration Act.

12.3        NOTICE OF DEMAND. A written demand for arbitration shall be filed with the American Arbitration Association and the other party to this Agreement within a reasonable time after the dispute or claim has arisen, but in no event after the applicable statute of limitations for a legal or equitable proceeding would have run.

12.4        AWARD. The arbitration award shall be final. Judgment upon the award may be confirmed in any court having jurisdiction.

12.5        WORK CONTINUANCE AND PAYMENT. Unless otherwise agreed in writing, the Contractor shall continue the Work and maintain the approved schedules during any arbitration proceedings. If the Contractor continues to perform, the Owner shall continue to make payments in accordance with this Agreement.

12.6        MULTIPARTY PROCEEDING. The parties agree that all parties necessary to resolve a claim shall be parties to the same arbitration proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of arbitrations.

12.7        COST OF DISPUTE RESOLUTION. All costs of any arbitration, including attorney’s fees and costs, shall be paid by the party or parties and in such amounts, as determined by the arbitrator.

12.8        EQUITABLE RELIEF. Notwithstanding anything herein contained to the contrary, any party may use the appropriate courts to obtain emergency equitable relief.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1        ASSIGNMENT. Neither the Owner nor the Contractor shall assign their interest in this Agreement without the written consent of the other except as to the assignment of proceeds. Notwithstanding the preceding sentence, Owner can collaterally assign the Agreement to its bona fide lender providing financing to the Project, provided that the Owner shall remain liable for the Owner’s obligations under this Agreement. Notwithstanding the preceding sentence, Owner may assign the Agreement to a subsequent owner of the Project, provided that the subsequent owner assumes all of Owner’s obligations under this Agreement, and with the Owner remaining liable for the Owner’s obligation under the Agreement unless otherwise released in writing by Contractor, Contractor’s release not to be unreasonably withheld if the subsequent owner demonstrates financial capabilities of completing the Project comparable to the financial capability of Owner prior to such assignment.

13.2        GOVERNING LAW. This Agreement shall be governed by the law in effect at the location of the Project.

13.3        SEVERABILITY. The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

13.4        NO WAIVER OF PERFORMANCE. The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

13.5        TITLES. The titles given to the Sections of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose.

13.6        CONFIDENTIALITY. Owner agrees that in the performance of this Agreement, Owner may receive or otherwise learn of certain items of information that are non-public, proprietary, or confidential to Contractor or to parties with whom Contractor has entered into contractual relationships (herein “Confidential Information” with respect to Contractor), to include but not be limited to this Agreement, information concerning Contractor’s operations, processes, methods and accumulated experience incidental to the construction and operation of biodiesel plants such as the Project, the disclosure of which to third parties would be injurious to Contractor or to parties with whom Contractor has entered into contractual relationships. Contractor agrees that in the performance of this Agreement, Contractor will receive financial information, and may otherwise learn of certain items of information that are non-public, proprietary, or secrets of Owner or of parties with whom Owner has entered into contractual relationships (herein “Confidential Information” with respect to Owner), the disclosure of which to third parties would be injurious to Owner or to parties with whom Owner has entered into contractual relationships. Each party as recipient (the “Recipient”) agrees not to use the Confidential Information of the other party (the “Provider”) for any purpose other than as required to perform this Agreement. Recipient agrees to disclose the Confidential Information of the Provider only to such directors, officers, managers, employees, affiliates, consultants, agents, and third parties (“Representatives”) as are required to allow Recipient to perform under this Agreement, who are first informed of the restrictions upon use of the Confidential Information and who agree to keep such information confidential and who agree to be bound by the terms of these confidentiality provisions to the same extent as if they were parties hereto. Recipient will be responsible for any breach of these confidentiality provisions by any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Recipient agrees that the actual or threatened disclosure of the Confidential Information would cause the Provider immediate and irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or anticipated breach of these confidentiality provisions by Recipient or its Representatives, the Recipient specifically agrees, that in addition to all other remedies available at law, the Provider shall be entitled to equitable relief, including an injunction to limit or prevent such actual or threatened disclosure, together with recovery of costs of litigation from Recipient as a result of such breach or anticipated breach, including reasonable attorney fees. These obligations of confidentiality shall not apply to any information which:  (a) was known to Recipient or was in the public domain prior to disclosure hereunder; or (b) becomes known to the public from a source other than Recipient; or (c) is disclosed to Recipient by a third party having a legal right to make such disclosure.

The parties acknowledge that in order to comply with certain statutory or regulatory requirements, and to comply with court or administrative agency orders or other compelled disclosure, this Agreement (or portions thereof) may need to be disclosed to the Securities Exchange Commission, state securities bureaus, or other regulators or a court. In the event a party hereto (the “Disclosing Party”) is required by applicable published governmental regulations or judicial or administrative order to disclose Confidential Information including, but not limited to, the terms of this Agreement, prior to any such disclosure the Disclosing Party must, to the extent reasonably possible:  (i) notify the other party (the “Protected Party”) promptly in writing of the requirement or order so that the parties may seek a protective order or other appropriate remedy and/or the Protected Party may waive compliance with the provisions of this Agreement; and (ii) cooperate with the Protected Party and use its best efforts to obtain and maintain a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained and, in the opinion of counsel disclosure is legally required, the Disclosing Party will furnish, to the extent reasonably possible, only that portion of the Confidential Information which is legally required to be disclosed.

13.7                        OTHER PROVISIONS.

13.7.1              Contractor warrants and guarantees that the Project will be capable of obtaining BQ-9000 accreditation.

13.7.2              Owner is responsible for providing all commodities required for the start-up and/or testing of the Project.  Owner is responsible for making necessary arrangements for the prompt removal of processed waste water from the Project.

13.7.3              Builders risk insurance has not been included in this Agreement.  At Owner’s request, builders risk insurance will be obtained and maintained by the Contractor and the Owner agrees to promptly reimburse Contractor at Contractor’s actual cost for the costs of such insurance, outside of this Agreement.

13.7.4                Contractor shall be responsible for security during the construction of the Project during dayshift working hours Monday through Friday, if the plant is not running.  Owner shall be responsible for security at the site  at all other times.  In the event that Owner requests Contractor provide site security during times other than dayshift working hours Monday through Friday while the plant is not running, Owner shall promptly reimburse Contractor for actual expenses incurred to provide security and further provided that Owner acknowledges and agrees that such additional security cost is not included in the cost of the Work as set forth in Article 7.

13.7.5              This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 14
EXISTING CONTRACT DOCUMENTS

The documents in existence at the time of execution of this Agreement are as follows:

REG Proposal Letter dated March 13, 2008;

Process Guarantee Letter dated April 7, 2008;

Scope of Work and Estimated Budget Letter dated April 25, 2008;

Crown Iron Works Proposal # C08-237-R2 dated April 8, 2008; and

Contract Drawings:  DSK 111, 112 &113 dated April 9, 2008.

ARTICLE 15
OTHER CONTINGENCIES

This Agreement shall be deemed terminated, with no continuing liability to either party, in the event Owner is unable to close on its senior secured debt financing by May 12, 2008, in an amount sufficient to complete the Project.

All amounts paid by Owner to Contractor prior to such termination shall be forfeited by Owner and earned by Contractor.

BLACKHAWK BIOFUELS, LLC

BY:	/S/ Ronald L. Mapes

PRINT NAME:	Ronald L. Mapes

PRINT TITLE:	Chair

REG CONSTRUCTION & TECHNOLOGY GROUP, LLC

BY:	/S/ Daniel J. Oh

PRINT NAME:	Daniel J. Oh

PRINT TITLE:	President

Addendum A

“Cost” shall be defined as including the following items for determination of cost for Work under Article 7 of the Agreement:

•                  Wages paid for labor in the direct employ of the Contractor in the performance of the Work;

•                  Salaries of Contractor’s employees, in whatever capacity employed;

•                  Cost of all employee benefits and taxes including but not limited to worker’s compensation, unemployment compensation, Social Security, health, dental, welfare, retirement and other fringe benefits as required by law, labor agreements, or paid under Contractor’s standard personnel policy, insofar as such costs are paid to employees of the Contractor in the performance of the Work;

•                  Reasonable transportation, travel, hotel, and moving expenses of the Contractor’s personnel incurred in connection with the Work.  Reasonable travel includes per diem at rates that vary from $47.50/day to $99.00/day based on position and travel from employees home to the jobsite at the government’s stipulated mileage rate;

•                  Cost of all materials, supplies and equipment purchased and incorporated in the Work, including costs of inspection and testing (if not provided by the Owner), transportation, storage and handling;

•                  Payments made by the Contractor to Subcontractors for work performed under this Agreement;

•                  Fees and expenses for design services procured or furnished by the Contractor;

•                  Cost, including transportation and maintenance of all materials, supplies, equipment, temporary facilities, and hand tools not owned by the workers that are used or consumed in the performance of the Work, less salvage value and/or residual value, and cost less salvage value on such items used, but not consumed that remain the property of the Contractor, with cost of “hand tools” to be paid at the rate of 8% of the actual labor;

•                  Rental charges of all necessary machinery and equipment, exclusive of hand tools owned by workers, used at the worksite, whether rented from the Contractor or others, including installation, repair and replacement, dismantling, removal, maintenance, transportation and delivery costs, with rental from unrelated third parties to be reimbursed at actual cost and rentals from Contractor or its affiliates, subsidiaries or related parties shall be reimbursed at the prevailing rates in the locality of the Project up to 85% of the value of the piece of equipment;

•                  Cost of the premiums for all insurance and surety bonds that the Contractor is required to procure or deems necessary, and approved by the Owner;

•                  Sales, use, gross receipts or other taxes, tariffs or duties related to the Work for which Contractor is liable;

•                  Permits, fees, licenses, tests, royalties, damages for infringement of patents and/or copyrights, including costs of defending related suits for which the Contractor is not responsible, and deposits lost for causes other than Contractor’s negligence;

•                  Losses, expenses or damages to the extent not compensated by insurance or otherwise, and the cost of corrective work and/or redesign during construction and for one year following the Date of Substantial Completion, provided that such corrective work and/or redesign did not arise from Contractor’s negligence;

•                  All costs associated with establishing, equipping, operating, maintaining and demobilizing the field office;

•                  Reproduction costs, photographs, costs of telegrams, facsimile transmissions, long distance telephone calls, data processing services, postage, express delivery charges, telephone service at the Project worksite and reasonable petty cash expenses at the field office;

•                  All water, power and fuel costs necessary for the Work;

•                  Cost of removal of all non-hazardous substances, debris and waste materials;

•                  Costs incurred due to an emergency affecting the safety of persons and/or property;

•                  Legal, mediation and arbitration fees and costs, other than those arising from disputes between the Owner and Contractor, reasonably and properly resulting from the Contractor’s performance of the Work;

•                  All costs directly incurred in the performance of the Work or in connection with the Project and not included in the Contractor’s fee as set forth in Article 7, which are reasonably inferable from the Contract Documents as necessary to produce the intended results;

•                  Building permits necessary for the construction of the Project;

•                  Utility costs, including but not limited to water, gas, oil, electricity, snow removal, weather protection, temporary toilets, protection and altering of public utilities, protection and repairs of existing or adjoining property, rental property for storage of materials and equipment or parking, expenses related to advertising and hiring construction workers for this Project, costs related to Contractor’s drug free workplace and safety policies for this Project, vehicle allowance and mileage reimbursement, and the cost of discharge of mechanic’s liens not otherwise recoverable; and

•                  Losses and expenses not compensated by insurance or otherwise sustained by the Contractor in connection with the Work provided they were not caused by the negligence or failure to fulfill a specific responsibility of the Contractor.